Exhibit 99.2

ORANGE 21 INC.

9,544,814 Shares of Common Stock

Offered Pursuant to Rights Distributed to Stockholders,

Option Holders and Warrant Holders of Orange 21 Inc.

January __, 2009

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2009, UNLESS EXTENDED BY ORANGE 21 INC.

Dear Stockholders, Option Holders and Warrant Holders:

The management of Orange 21 Inc. (“Orange 21”) has determined that it is in the company’s best interests to further strengthen its capital base. Therefore, we are raising equity capital through a rights offering (the “Rights Offering”) to all holders of our common stock, options and warrants as of 5:00 p.m., New York City time, on January 21, 2009 (the “Record Date”).

This notice is being distributed by Orange 21 to all holders of record of its common stock, par value $0.0001 per share (the “Common Stock”), options and warrants (whether or not vested and exercisable) as of the Record Date, in connection with a distribution in the Rights Offering of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its Common Stock. The Rights, the Rights Offering and the Common Stock are described in Orange 21’s enclosed Prospectus, dated April 25, 2008 and Prospectus Supplement dated January 22, 2009 (as they may be amended or supplemented, the “Prospectus”).

In the Rights Offering, Orange 21 is offering an aggregate of 9,544,814 shares of its Common Stock, as described in the Prospectus.

You will receive one Right for each share of Common Stock owned or subject to an outstanding option or warrant (whether or not then vested and exercisable) as of the Record Date. Each Right will allow you to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $0.80 per share (the “Subscription Price”).

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 20, 2009, unless extended in the sole discretion of Orange 21 (such date, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights. Holders will not receive fractional Rights, fractional shares of Common Stock or cash in lieu thereof as a result of their exercise of Rights pursuant to the Rights Offering.

Your Rights will be evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Your Subscription Rights Certificate;

3.	Instructions as to Use of Orange 21’s Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Orange 21 and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

4.	A return envelope addressed to Computershare Trust Company, N.A., the subscription agent.

Your prompt action is requested. To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Privilege, to the subscription agent prior to the Expiration Date, as indicated in the Prospectus. The subscription agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the information agent. The information agent’s telephone number is (800) 280-0819 (or (212) 440-9800 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to Georgeson Inc., the information agent.

As always, thank you for your investment in, and continued support of, Orange 21.

Very truly yours,

ORANGE 21 INC.